Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

Exhibit 4.3 to 20-F submission for Norsat International Inc.

"SADI" AGREEMENT NO. 780-502886

STRATEGIC AEROSPACE & DEFENCE INITIATIVE

CONTRUDO™

This Agreement made

Between: **HER MAJESTY THE QUEEN IN RIGHT OF CANADA** as represented by the Minister of Industry (hereinafter referred to as "the **Minister**")

And: **NORSAT INTERNATIONAL INC.,** a corporation duly incorporated under the laws of British Columbia, having its head office located at 110-4020 Viking Way, Richmond, British Columbia (hereinafter referred to as "the **Recipient**")

RECITALS

WHEREAS

I- The Strategic Aerospace & Defence Initiative ("SADI") is specifically designed to encourage strategic research and development that will result in innovation and excellence in new products and services in the A & D industries ;

II- Neither the entering into this Agreement nor the provision by the Minister of the Contribution is contingent upon export performance on the part of the Recipient;.

III- The Project is in respect of Industrial Research or Pre-Competitive Development; and

IV- The Project involves technologies that:
- Support the development of next generation A&D related products and services;
- Build on Canadian strengths in A&D technology development;
- Enable Canadian companies to participate in major platforms and supply chains; or
- Assist the A & D industries in achieving Canada's international obligations.

NOW, THEREFORE, in consideration of their respective obligations set out below, the Parties hereto agree to the following Articles of Agreement.

Article 1 - Deadline for receipt of signed agreement

1.1 This Agreement must be signed by the Recipient and received by the Minister within thirty (30) days of its signature on behalf of the Minister, failing which it will be null and void.

Article 2 - Interpretation

2.1 The following documents form an integral part of this Agreement:

These Articles of Agreement, including the recitals;
Schedule 1 - SADI General Conditions
Schedule 2 - The Project
Schedule 3 - Repayments to the Minister
Schedule 4 – Communications Obligations
Schedule 5 - Claims & Cost Principles
Schedule 6 - Reporting Requirements

2.2 In the event of conflict or inconsistency, the order of precedence amongst the documents forming part of this Agreement shall be:

These Articles of Agreement,
Schedule 1 - General Conditions
Schedule 2 - The Project
Other Schedules

2.3 Unless otherwise specified, capitalized terms as used in this Agreement have the same meaning as the corresponding definition provided in Schedule 1.

2.4 Unless amended in writing by the Parties, this Agreement constitutes the entire agreement between the Parties and supersedes all previous documents, negotiations, arrangements, undertakings and understandings related to its subject matter.

Article 3 - Recipient's Obligations

3.1 The Recipient covenants and agrees:

(a) to carry out the Project in a diligent and professional manner using qualified personnel, and complete same on or before December 31, 2011;

(b) subsequently, unless otherwise agreed to in writing with the Minister, to commercialize the Project Intellectual Property;

(c) to ensure that the Resulting Products are produced exclusively in Canada;

(d) to pay Annual Repayment Due and the Maximum Amount to be Repaid, as set out in Schedule 3;

(e) not to transfer title to, nor grant any right to, the Project Intellectual Property, except an end-user licence in conjunction with the sale of Resulting Products, without the prior written consent of the Minister;

(f) to satisfy and comply with all other terms, conditions and obligations contained in this Agreement.

3.2 Contractual Benefits - not applicable

Article 4 - The Contribution

4.1 Subject to all the other provisions of this Agreement, the Minister will make a Contribution to the Recipient in respect of the Project, of the lesser of:

(a) 35% of the Eligible Costs; and

(b) $ 5,975,200.

4.2 The Minister will not contribute to any Eligible Costs incurred by the Recipient prior to September 21, 2007. However, in no event will Eligible Costs incurred prior to the date of this Agreement exceed 10% of the total estimated Eligible Costs set out in Form C of Schedule 2.

Article 5 - Environmental Assessment

5.1 The Minister has determined that no assessment of the Project is required under the Canadian Environmental Assessment Act.

Article 6 - Other Government Assistance

6.1 The Recipient hereby acknowledges that, except for scientific research and experimental development tax credits, deductions or allowances, no other federal, provincial or municipal government financial assistance other than that described below has been requested or received by the Recipient for the Eligible Costs of the Project.

Federal	$ 0
Provincial	$ 1,110,000
Municipal	$ 0
Total	$ 1,110,000

6.2 The Recipient will inform the Minister of any change to the amount of federal, provincial or municipal government assistance identified in Article 6.1 (except for scientific research and experimental development tax credits, deductions or allowances) to be received for the Eligible Costs. Such notice of change shall be made promptly in writing, and in any case not later than thirty (30) days following the change. In the event of excess assistance, the Minister will have the right to either reduce the Contribution to the extent of any excess assistance or require the Recipient to repay such excess assistance in accordance with section 4.3 of Schedule 1.

6.3 In the event that the total amount of financial assistance made available to the Recipient from all levels of government in Canada exceeds 75% of the Eligible Costs of the Project, the Minister may reduce the total Contribution payable under this Agreement by any amount up to the amount by which total government assistance exceeds 75% of Eligible Costs, and in the event that the Recipient has received Contribution payments in excess of this revised Contribution amount such excess payments shall be repaid in accordance with the provisions of section 4.3 of Schedule 1.

Article 7 – Addresses & Notices

7.1 Any notice to the Minister in fulfillment of obligations such as progress claims, annual reporting, and any other documents stipulated under this Agreement, will be addressed to:

Industrial Technologies Office
Attn: Director, Strategic Aerospace & Defence Initiative (SADI
7th Floor
235 Queen Street
Ottawa, Ontario K1A 0H5

Fax No: (613) 954-9117

7.2 All correspondence and notices to the Recipient will be addressed to:

Attn: President and CEO
Norsat International Inc.
110-4020 Viking Way
Richmond, British Columbia
V6V 2L4

Fax No. (604) 821-2801

Article 8 - Special Conditions

8.1 Required Government Approvals

All payments to be made by the Minister to the Proponent, pursuant to this Agreement, on or after March 31, 2012 are subject to the required Governmental approvals, including Treasury Board. In the event that the Minister is prevented from disbursing the full amount of the Contribution, the Parties agree to review the effects of such a shortfall in the Contribution on the implementation of the Agreement and to adjust, as appropriate, the mutual obligations specified herein

8.2 Manufacturing Outside of Canada

Notwithstanding the provisions of section 3.1(c) of this Agreement, the Recipient shall be permitted to manufacture product components or subcomponents outside of Canada provided that not more than 50% of the total cost of manufacturing any Resulting Product is incurred outside of Canada, and that final assembly and integration of components and subcomponents into Resulting Products is performed exclusively within Canada.

8.3 Change of Ownership

8.3.1 The Minister shall grant the Recipient an option to terminate this Agreement in the event of a change in ownership. A change in ownership shall be deemed by the Minister to have occurred if and when a new person or entity becomes the beneficial owner of the shares of Common Stock ("the Common Shares") of the Recipient carrying in excess of fifty (50) per cent of the voting rights attached to all Common Shares issued and outstanding ("the Change in Ownership"). The Recipient shall advise the Minister in writing, at least, thirty (30) days prior to any anticipated Change in Ownership. For greater certainty, the Change of Ownership shall be deemed as a "Material Change" as this term is described in Article 2 of the General Conditions (Schedule 1).

8.3.2 If as a result of the Change of Ownership, the Recipient decides to withdraw from the project ("the Event of Withdrawal"), the Minister shall not deem the Event of Withdrawal as an event of default and the remedies set forth in subsection 8.2 of the General Condition (Schedule 1) shall not apply.

8.3.3 Within ninety (90) days following the Event of Withdrawal, the Recipient shall pay to the Minister an amount of money equal to the value of the Common Shares in the capital of the Recipient ("the Equity Equivalency"), valued at the price per share payable on the transaction date that gave rise to the Change in Ownership. The number of Common Shares in the Equity Equivalency shall be determined by an independent qualified professional, given the actual contribution(s) made by the Minister to the Recipient at the time the contribution(s) were made, as if this contribution(s) were capitalised as an investment in equity capital of the Proponent. The Recipient shall cover all expenses associated with this valuation.

8.3.4 In the event of stock splits, stock consolidations, or stock reclassifications that have occurred prior to the Event of Withdrawal, the Equity Equivalency position of the Minister shall be adjusted accordingly, so that the virtual ownership interest of the Minister is maintained intact as described below:

Stock Splits

In the event of any subdivision, re-division, or change of the Common Shares of the Recipient into a greater number of Common Shares at any time while this Agreement is in force, the new Equity Equivalency number of Common Shares shall thereafter be such greater number of Common Shares of the Recipient as would have resulted from said subdivision, re-division, or change had the Minister actually held the previous Equity Equivalency number of Common Shares immediately prior to such subdivision, re-division, or change.

Stock Consolidation

In the event of any consolidation of the Common Shares of the Proponent into a lesser number of Common Shares at any time while this Agreement is in force, the new Equity Equivalency number of Common Shares shall thereafter be such lesser number of Common Shares of the Agreement as would have resulted from such consolidation had the Minister actually held the previous number of Common Shares immediately prior to such consolidation.

Reclassifications

(a) In the event of any reclassification of Common Shares of the Recipient, resulting, but not limited to, the payment of a stock dividend other than dividends in the ordinary course, capital re-organization, or amalgamation of the Recipient with another corporation or the sale or conveyance of the undertaking or assets of the Recipient, as an entirety or substantially as an entirety to another entity, including pursuant to a take-over bid at, any time while this Agreement is in force, the new Equity Equivalency number of Common Shares shall thereafter be the number of Common Shares of the Recipient or of the appropriate class or classes resulting from such reclassification that the Minister would have been entitled to receive in respect of the number of Common Shares had the Minister actually held the previous Equity Equivalency number of Common Shares before such reclassification; and

(b) In the event of any amalgamation, merger or transfer of the undertaking or assets of the Recipient as an entirety or substantially as an entirety to another corporation ('the Successor Corporation'), the Successor Corporation resulting from such amalgamation, merger, or transfer (if not the Proponent) shall be deemed to assume the due and punctual performance and observance of each and every

covenant and condition contained herein to be performed and observed by the Recipient.

8.3.5 Any payment due to the Minister under this Article shall be payable within ninety (90) days of the transaction date that gave rise to the Change in Ownership. Any late payment shall incur interest charges at the Interest Rate set forth in Schedule 1. Upon payment by the Recipient to the Minister of the monetary value of the Equity Equivalency pursuant to Section 8.3.3 with interest, if applicable, this Agreement shall be terminated in accordance with Section 7 of the General Conditions (Schedule 1).

8.4 Recipient Financial Performance

Norsat must comply with all covenants respecting financial performance established by its lenders and Norsat must advise the Minister should the company breach any such covenant and provide the Minister with its plans to remedy the breach.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement through duly authorized representatives.

HER MAJESTY THE QUEEN IN RIGHT OF CANADA,
as represented by the Minister of Industry

Per: Susan Hart for ____________________ Sept 3/08 ____________
Industrial Technologies Office Date
Peter Everson, A/Executive Director

NORSAT INTERNATIONAL INC.

Per: ACL Amiee Chan ____________________ Sept. 5/08 ____________
CEO & President Date
Name & Title

SCHEDULE 1 –
SADI GENERAL CONDITIONS

Table of Contents

21. Applicable Law

22. Signature in Counterparts

23. Alternate Dispute Resolution

SCHEDULE 1

GENERAL CONDITIONS

1. Definitions

For the purposes of this Agreement, unless the context indicates otherwise:

"A&D" means aerospace, defence, space and security.

"Acquisition or Divestiture" means an acquisition of a business, the sale of a business or a merger or amalgamation, that affects GBR (as defined in Schedule 3).

"Act" means the *Lobbying Registration Act S.C. 1985 c. 44*, as amended from time to time.

"Agreement" consists exclusively of the documents listed in section 2.1 of the Articles of Agreement.

"Affiliated Person" means an affiliated person as defined in the *Income Tax Act R.S.C. 1985 c. 1(5th Supp)*, as amended.

"Background Intellectual Property" means the intellectual property rights developed prior to the beginning of the Project and required for the carrying out of the Project or the exploitation of the Project Intellectual Property.

"Change in Control" means, if the Recipient is a public company, a proposed change in the identity of the individual or company that owns 20 per cent or more of the voting rights attached to all outstanding voting securities of the Recipient and, if the Recipient is a private company, a proposed change in the identity of the individual or company that owns 50 per cent or more of the outstanding voting securities of the Recipient.

"Contractual Benefits to Canada" means the benefits agreed to by the Parties in Article 3.2 of the Articles of Agreement, which are considered to be contractual and of a material nature to the Contribution Agreement.

"Contribution" means the funding, in Canadian dollars, payable by the Minister under this Agreement.

"Credits" means the applicable portion of any income, rebate or allowance relating to an Eligible Cost, received by or accruing to the Recipient and includes contributions by Third Parties to Eligible Costs of the Project.

"Default" means any of the events specified in Section 8.1, the occurrence or failure to occur of which constitutes an Event of Default, or becomes an Event of Default with the passage of time.

"Dispose" means transferring outside of Canada, ceasing to use for the purposes of the Project, selling, leasing or otherwise disposing including, in the case of a prototype or pilot plant, the transfer to commercial production, of any asset, if the costs of the manufacture, purchase or creation of the asset formed part of Eligible Costs.

"Eligible Costs" means the costs incurred and paid by the Recipient in respect of the Project as identified in Schedule 2 and in accordance with Schedule 5, excluding those cost that are specifically mentioned in the Statement of Work as not being supported, if any, or other costs prohibited elsewhere in this Agreement.

"Event of Default" has the meaning assigned to it in section 8.1.

"Fair Market Value" means the price that would be agreed to in an open and unrestricted market between knowledgeable and willing parties dealing at arm's length, who are fully informed and not under any compulsion to transact.

"Force Majeure" means any cause which is unavoidable or beyond the reasonable control of the Recipient, including only war, riot, insurrection, strikes or any Act of God or other similar circumstance which is beyond the Recipient's control, and which could not have been reasonably circumvented by the Recipient without incurring unreasonable cost.

"Government Fiscal Year" means the period from April 1 of one year to March 31 of the following year.

"Industrial Research" means planned research or critical investigation aimed at discovery of new knowledge, with the objective that such knowledge may be useful in developing new products, processes or services or in bringing about a significant improvement to existing products, processes or services.

"Interest Rate" means the Bank Rate, as defined in the *Interest and Administrative Charges Regulations*, in effect on the due date, plus 300 basis points, compounded monthly. The Interest Rate for a given month can be found at:
http://www.pwgsc.gc.ca/recgen/text/podd-e.html

"ITO" means the Industry Canada special operating agency known as the Industrial Technologies Office.

"Material Change" is a change of any aspect of the Project that the Minister determines to be material, including without limitation the following:

(a) a Project Milestone is not expected to be achieved within six (6) months of the projected completion date mentioned in the Statement of Work for that Project Milestone;

(b) the estimated Eligible Costs mentioned in the Statement of Work are expected to be exceeded by 20% or more;

(c) the Project is carried out at locations other than those mentioned in the Statement of Work; or

(d) Change in Control of the Recipient.

"Party" or **"Parties"** in the singular form mean the Minister or the Recipient, and both of them in the plural form.

"Pre-Competitive Development" means the translation of industrial research findings into a plan, blueprint or design for new, modified or improved products, processes or services whether intended for sale or use, including the creation of a first prototype which would not be capable of commercial use, and may further include the conceptual formulation and design of products, processes or services and of initial demonstration or pilot projects, but does not include: (i) initial demonstration or pilot projects if these could be converted or used for industrial application or commercial exploitation; or (ii) routine or periodic alterations to existing products, production lines, manufacturing processes, services, and other on-going operations even though these alterations may represent improvements.

"Project" means the Statement of Work described in Schedule 2.

"Project Completion Date" means the date set out in section 3.1 of the Articles of Agreement.

"**Project Intellectual Property**" means all technical data, including, without limitation, all designs, specifications, software, data, drawings, plans, reports, patterns, models, prototypes, demonstration units, practices, inventions, methods, applicable special purpose equipment and related technology, processes or other information conceived, produced, developed or reduced to practice in carrying out the Project, and all rights therein including, without limitation, patents, copyrights, industrial designs, trade-marks, and any registrations or applications for the same and all other rights of intellectual property therein, including any rights which arise from the above items being treated by the Recipient as trade secrets or confidential information. This does not include Background Intellectual Property as definedin this Agreement.

"**Project Milestones**" means a Project Milestone identified as such in the Statement of Work in Schedule 2.

"**Public Office Holder**" means a public office holder as defined in the Act.

"**Resulting Products**" means all products and services produced using the Project Intellectual Property or that incorporate Project Intellectual Property.

"**Recipient Fiscal Year**" means the period for which the Recipient's accounts in respect of its business or property are made up for purposes of assessment under the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.), as amended.

"**Schedule**" means a schedule to the Agreement.

"**Similar Goods**" means goods or services that closely resemble the goods being transferred, in respect of their component materials and characteristics, and are capable of performing the same functions as, and of being commercially interchangeable with, the goods being transferred.

"**Statement of Work**" refers to the document in Schedule 2 containing the description of the Project.

"**Third Parties**" means an individual, an institution, corporation, or other legal entity, which is organized for the profit or benefit of its shareholders or other owners.

2. <u>Material Changes</u>

No Material Change will be made without the prior written consent of the Minister. Notice of a Material Change must be delivered promptly to the Minister and in no event later than 30 days prior to propose Material Change.

3. <u>Disposal of Assets</u>

The Recipient shall retain possession and control of all assets, the cost of which has been contributed to by the Minister under the Agreement, and shall not dispose of the same, without the prior written consent of the Minister.

4. <u>Claims for Payment</u>

4.1 **Payment of Claims**

The Minister will pay the Contribution to the Recipient in respect of Eligible Costs incurred on the basis of itemized claims submitted in accordance with the procedures set out in Schedule 5.

4.2 **Hold-Back Rights**

The Minister may withhold ten per cent (10%) of the Contribution.

4.3 **Overpayment by Minister**

Where for any reason the Minister determines that the amount of the Contribution disbursed exceeds the amount to which the Recipient is entitled, the Recipient will repay to the Minister, promptly and no later than 30 days from notice from the Minister, the amount of the overpayment together with interest at the Interest Rate from the date of the notice to the day of payment to the Minister in full. Any such amount is a debt due to Her Majesty in Right of Canada and is recoverable as such.

4.4 **Set-off Rights of Minister**

Without limiting the scope of the set-off rights provided for under the *Financial Administration Act*, it is understood that the Minister may set off against the Contribution, any amounts owed by the Recipient to Her Majesty in Right of Canada under legislation or contribution agreements and the Recipient shall declare to the Minister all amounts outstanding in that regard when making a claim under Schedule 5.

5. <u>Monitoring and Evaluation</u>

5.1 **Minister's Right to Audit Accounts and Records**

The Recipient will, at its own expense, maintain and preserve in Canada and make available for audit and examination by the Minister or the Minister's representatives all books, accounts and records held by the recipient, or by agents or contractors of the recipient, relating to this Agreement and of the information necessary to ensure compliance with the terms and conditions of this Agreement, including repayment to the Minister. The Minister will have the right to conduct such additional audits at the Minister's expense as may be considered necessary.

5.2 **Auditor General Right's**

The Recipient recognizes, acknowledges and accepts that the Auditor General of Canada may, at the Auditor General's cost, after consultation with the Recipient, conduct an inquiry under the authority of subsection 7.1 (1) of the *Auditor General Act* in relation to any funding agreement (as defined in subsection 42.(4) of the *Financial Administration Act*) with respect to the use of funds received.

For the purposes of any such inquiry undertaken by the Auditor General, the recipient shall provide, upon request and in a timely manner, to the Auditor General or anyone acting on behalf of the Auditor General,

(a) all records held by the recipient, or by agents or contractors of the recipient, relating to this Agreement and the use of the funds provided under this Agreement; and

(b) such further information and explanations as the Auditor General, or anyone acting on behalf of the Auditor General, may request relating to this Agreement or the use of the funds provided under this Agreement.

5.3 **Access to Third Party Records**

The Recipient shall, at all times, ensure that its agents and contractors are obligated to provide to the Minister or the Auditor General or their authorized representatives records and other information that are in possession of those agents and contractors and that relate to this Agreement or to the use of the Contribution.

The Recipient will ensure that any licence agreement it enters into for the exploitation of the Project Intellectual Property will contain similar provisions to permit the Minister to audit licensees' accounts and records in respect to the calculation of amounts that may be payable by the Recipient to the Minister under this Agreement.

5.4 Access to Premises

The Recipient will provide the representatives of the Minister reasonable access to premises to inspect and assess the progress of the Project or any element thereof and supply promptly on request such data as the Minister may reasonably require for statistical or project evaluation purposes.

5.5 Evaluation

The Recipient will, at its own expense, participate in the preparation of a case study reporting on the outcomes of the Project, to be completed by the Minister or his agents, in order to assist in the Minister's preparation of an overall evaluation of the value and effectiveness of SADI.

5.6 Extension of Obligations and Rights

The obligations and rights set out above in subsections 5.1, 5.2, 5.3 and 5.4 of this Schedule 1 will survive for one year following the expiry or termination of this Agreement.

6. Representations, Warranties and Undertakings

6.1 Power and Authority of Recipient

The Recipient represents and warrants that it is duly incorporated under Canadian law and validly existing and in good standing and has the power and authority to carry on its business, to hold property and to enter into this Agreement and undertakes to take all necessary action to maintain itself in good standing and to preserve its legal capacity.

6.2 Authorized Signatories

Each Party represents and warrants that the signatories to the Agreement have been duly authorized to execute and deliver the Agreement.

6.3 Binding Obligations

Each Party represents and warrants that the execution, delivery and performance of this Agreement have been duly and validly authorized and that when executed and delivered, the Agreement will constitute a legal, valid and binding obligation enforceable in accordance with its terms.

6.4 No Pending Suits or Actions

The Recipient represents and warrants that it is under no obligation or prohibition, nor is it subject to or threatened by any actions, suits or proceedings that could or would prevent compliance with the Agreement. The Recipient will advise the Minister forthwith of any such occurrence during the term of the Agreement.

6.5 Project Intellectual Property

The Recipient represents and warrants that it either owns the Background Intellectual Property or holds sufficient rights in the same to permit the Project to be carried out and the Project Intellectual Property to be exploited by the Recipient.

The Recipient will ensure that title to the Project Intellectual Property is to be vested, and unless otherwise agreed to in writing by the Minister, to remain, exclusively with the Recipient.

The Recipient shall take appropriate steps to protect the Project Intellectual Property and shall, upon request, provide information to the Minister in that regard.

6.6 Compliance with Environmental Protection Requirements

The Recipient shall apply, in relation to the Project, in all material respects, the requirements of all applicable environmental laws, regulations, orders and decrees and of regulatory bodies having jurisdiction over the Recipient or the Project.

6.7 Other Agreements

The Recipient represents and warrants that it has not entered, and undertakes not to enter, without the Minister's written consent, into any agreement that would prevent the full implementation of the Agreement by the Recipient.

6.8 Dividend Restriction

The Recipient will not make any dividend payments or other shareholder distributions that would prevent it from implementing the Project or satisfying any other of the Recipient's obligations under this Agreement, including, without limitation, the making of repayments to the Minister hereunder.

6.9 Other Financing

The Recipient remains solely responsible for providing or obtaining the funding, in addition to the Contribution, required for the carrying out of the Project and the fulfilment of the Recipient's other obligations under the Agreement.

6.10 Compliance with Lobbyist Legislation & Fees & No Gifts, Inducements or Commissions

The Recipient represents and warrants that:

(a) it has not, nor has any person on its behalf, paid or provided or agreed to pay or provide, to any person, directly or indirectly, a commission, contingency fee or any other consideration (whether monetary or otherwise) that is dependant upon the execution of the Agreement or the person arranging a meeting with any Public Office Holder;

(b) it will not, during the term of this Agreement, pay or provide or agree to pay or provide to any person, directly or indirectly, a commission, contingency fee or any other consideration (whether monetary or otherwise) that is dependant upon the person arranging a meeting with any Public Office Holder;

(c) any person who, for consideration, directly or indirectly, communicated with or arranged a meeting with any Public Office Holder, in respect of any aspect of this Agreement, prior to the execution of the Agreement, was in compliance with all requirements of the Act;

(d) any person who, for consideration, directly or indirectly, during the term of this Agreement and in respect of any aspect of this Agreement, communicates with or arranges a meeting with any Public Office Holder will be in compliance with all requirements of the Act; and

(e) at all relevant time the Recipient has been, is and will remain in compliance with the Act.

6.11 Renewal of Representations

When submitting a claim for payment, as well as when submitting any report in accordance with Schedule 5, the Recipient must provide SADI with an update on all representations, warranties and undertakings made herein.

7. Term of Agreement

7.1 Repayments to the Minister and Contractual Benefits

The Agreement will expire on the earlier of (i) December 21, 2027 or, (ii) when the Maximum Amount to be Repaid to the Minister as set out in Schedule 3 has been paid and any Contractual Benefits identified in section 3.2 of the Articles of Agreement have been fulfilled.

7.2 Advance Payment

Any advance or accelerated payment by the Recipient of the amounts due to the Minister under Schedule 3 shall not have the effect of shortening the period set in section 3.2of the Articles of Agreement for the fulfilment of contractual benefits to Canada, if any.

8. Default and Recovery

8.1 Events of Default

The Minister may declare that an Event of Default has occurred if:

(a) the Recipient is adjudged or declared bankrupt or if it goes into receivership or takes the benefit of any statute from time to time in force relating to bankrupt or insolvent debtors;

(b) an order is made which is not being contested or appealed by the Recipient or a resolution is passed for the winding-up of the Recipient or it is dissolved;

(c) a representation, warranty or material statement contained herein or in any certificate delivered to the Minister hereunder or in connection therewith is at any time incorrect, false or misleading;

(d) the Recipient neglects or fails to pay to the Minister any amount due in accordance with this Agreement or provide any of the Contractual Benefits identified in Article 3.2 of the Articles of Agreement hereof;

(e) the Recipient fails to comply with the obligations regarding audit and evaluation, as set our in Article 5 of this Schedule 1; or

(f) the Recipient defaults in the performance or fulfilment or does not comply with any other obligation, condition or covenant hereunder.

Except in the case of a default under 8.1 (a) or (b), the Minister will not declare that an event of default has occurred unless it has given written notice to the Recipient of the occurrence which, in the Minister's opinion, constitutes an event of default and the Recipient fails, within 30 days of receipt of the notice, either to correct the condition or event or demonstrates, to the satisfaction of the Minister that it has taken such steps as are necessary to correct the condition.

8.2 Remedies on Default

If the Minister declares that an Event of Default has occurred, the Minister may exercise one or more of the following remedies:

(a) suspend any obligation by the Minister to contribute or continue to contribute to the Eligible Costs including any obligation to pay any amount owing prior to the date of such suspension;

(b) terminate any obligation of the Minister to contribute or continue to contribute to the Eligible Costs, including any obligation to pay any amount owing prior to the date of such termination;

(c) require the Recipient to repay to the Minister all or part of the Contribution paid by the Minister to the Recipient, together with interest from the day of demand at the Interest Rate;

(d) pay the Minister any amounts due under the Agreement, together with interest from the day of demand at the Interest Rate;

(e) pay the Minister an amount equal to the Maximum Amount to be Repaid, less the total of all Annual Repayments Due paid to the Minister by the Recipient, together with interest from the day of demand at the Interest Rate ;

(f) terminate the Agreement;

(g) post a notice on the Industry Canada website disclosing that the Recipient is in Default under the provisions of this Agreement and describing generally the remedies, if any, that the Minister has accordingly exercised.

8.3 No Waiver

The rights and remedies of the Minister under this Agreement shall be cumulative and not exclusive of any right or remedy that he would otherwise have.

The fact that the Minister refrains from exercising a remedy he or she is entitled to exercise under the Agreement will not constitute a waiver of such right and any partial exercise of a right will not prevent the Minister in any way from later exercising any other right or remedy under the Agreement or other applicable law.

9. Event of Force Majeure

The Recipient will not be in Default by reason only of any failure in performance of the Project in accordance with Schedule 2 if such failure arises without the fault or negligence of the Recipient and is caused by any event of Force Majeure.

10. Notice

10.1 Form and Timing of Notice

The Minister or the Recipient may send any written notice by any pre-paid method, including regular or registered mail, courier or facsimile. Notice will be considered as received upon delivery by the courier, or one day after being sent by facsimile or five (5) calendar days after being mailed.

10.2 Change of Address

A party may change the address which that party has stipulated in the Agreement by notifying in writing the other party of the new address.

10.3 Changes in Regard to Recipient's Business

The Recipient shall, in advance and in writing, and subject to Sections 2 and 3 of this Schedule 1, notify the Minister in the event of Acquisition or Divestiture.

11. Compliance with Laws

In implementing the Agreement, the Recipient will comply with all applicable federal, provincial and municipal laws, including but not limited to statutes, regulations, by-laws, ordinances and decrees.

12. Members of Parliament

The Recipient represents and warrants that no member of the House of Commons will be admitted to any share or part of this Agreement or to any benefit to arise therefrom. No person who is a member of the Senate will, directly or indirectly, be aparty to or be concerned in this Agreement.

13. Annual Appropriations

13.1 **Parliamentary Allocation**

Any payment by the Minister under this Agreement is subject to there being an appropriation for the Government Fiscal Year in which the payment is to be made; and to cancellation or reduction in the event that departmental funding levels are changed by Parliament.

13.2 **Lack of Appropriation**

If the Minister is prevented from disbursing the full amount of the Contribution due to a lack or reduction of appropriation or departmental funding levels, the Parties agree to review the effects of such a shortfall in the Contribution on the implementation of the Agreement and to adjust, as appropriate, the Payments to the Ministered identified in Schedule 3 and the Contractual benefits specified in Article 3.2.

14. Confidentiality

14.1 **Consent Required**

Subject to Schedule 4 and the Access to Information Act, each party shall keep confidential and shall not without the consent of all Parties disclose the contents of the Agreement and the documents pertaining thereto, whether provided before or after the Agreement was entered into, or of the transactions contemplated herein.

14.2 **International Dispute**

The Minister is hereby authorized to disclose any of the information referred to in paragraph 14.1 above where, in the opinion of the Minister, such disclosure is required to an international trade panel for the purposes of the conduct of a dispute in which Canada is a party or a third party intervener. The Minister shall give prior notice to the Recipient of such disclosure.

14.3 **Financing and Licensing**

The Minister hereby consents to the Recipient disclosing the Agreement or any portion thereof for the purposes of securing additional financing or of licensing for commercial exploitation, subject to the Recipient having the person to whom the information is disclosed execute a non-disclosure agreement prior to disclosure.

15. Consent of the Minister

Whenever the Agreement provides for the Recipient obtaining the consent or agreement of the Minister, it is understood that such consent or agreement shall not be unreasonably withheld and that the Minister may make the issuance of such consent or agreement subject to reasonable conditions.

16. No Assignment of Agreement

The Recipient shall not assign the Agreement or any part thereof without the prior written consent of the Minister. Any attempt by the Recipient to assign this Agreement or any part thereof, without the express written consent of the Minister, is void.

17. Compliance with Post-Employment Provisions

The Recipient represents and warrants that no individual for whom the post-employment provisions of the Conflict of Interest and Post-Employment Code for Public Office Holders or the Conflict of Interest and Post-Employment Code for the Public Service apply, will derive a direct benefit from this Agreement unless that individual is in compliance with the applicable post-employment provisions.

18. Contribution Agreement Only

The Agreement is a contribution agreement only, not a contract for services or a contract of service or employment, and nothing in the Agreement, the Parties relationship or actions is intended to create, nor shall be construed as creating, a partnership, employment or agency relationship between them. The Recipient is not in any way authorized to make a promise, agreement or contract and to incur any liability on behalf of Canada, nor shall Canada make a promise, agreement or contract and incur any liability on behalf of the Recipient, and the Recipient shall be solely responsible for any and all payments and deductions required by the applicable laws.

19. Binding Agreement

This Agreement is binding on the Parties and their successors and permitted assigns.

20. Severability

Any provision of this Agreement which is prohibited by law or otherwise deemed ineffective will be ineffective only to the extent of such prohibition or ineffectiveness and will be severable without invalidating or otherwise affecting the remaining provisions of the Agreement.

21. Applicable Law

This Agreement shall be interpreted in accordance with the laws and regulations of Canada and of the province in which the Recipient's head office is located. The word "law" used herein has the same meaning as in the Interpretation Act, Chapter I-21, Revised Statutes of Canada.

22. Signature in Counterparts

This Agreement may be signed in counterparts, each of which when taken together, will constitute an original Agreement.

23. Alternate Dispute Resolution

If a dispute arises concerning the application or interpretation of this Agreement, the Parties will attempt to resolve the matter through good faith negotiation, and may, if necessary and the Parties consent in writing, resolve the matter through mediation by a mutually acceptable mediator or arbitration in accordance with the *Commercial Arbitration Code* set out in the schedule to the *Commercial Arbitration Act (Canada)*, and all regulations made pursuant to that Act.

SCHEDULE 2 - THE PROJECT

The Project is described in the attached Statement of Work

Statement of Work

1.1 Description of the Work

1) Transportable – The 1 m satellite terminal fits into three to four cases each weighing less than 32 kg and can be checked onto commercial airlines. The larger antenna terminals fit into one single crate.
2) Ultra-portable – The 1 m antenna satellite terminal fits into one or two cases and all cases are typically less than 20 kg such that a person can wear the case as a backpack and still carry other supplies. The larger antenna terminals may require larger packaging options.
3) Vehicle mount – The satellite terminal is designed to mount on top of a vehicle and can be folded to preserve the vehicle's aerodynamics.
4) Maritime – The satellite terminal is design to operate on a ship and it must maintain connectivity when the vessel is in motion.
5) Microwave Components - Microwave components enable the transmission, reception and amplification of signals to and from satellites. Norsat plans to augment its current product portfolio of microwave components with a comprehensive range of satellite receivers (LNBs), transmitters (BUCs), transceivers, solid-state power amplifiers (SSPAs) and other customized products.
6) Complementary communications for wireless networks. – Although satellite communications is the core competency of the company, Norsat intends to explore complementary communications equipment for wireless networks to become an end to end solutions provider.

1.2 Description of Major Activities and Associated Deliverables

This section summarizes project activities, challenges, the goals and deliverables. This is an initial ***time & materials*** estimate of effort. As the project progresses, more accurate and detailed information will become available to the Project team and will be used to refine cost, and schedule estimates. In the event of any major deviation (scope, add or deletion of activities, and deliverable changes) from this SOW, a change order will be submitted to SADI. Minor deviations (effort or schedule change) will be covered in the monthly progress reports. Major Activities are numbered below:

A1. All Activities – Project Management
Description: Effective project management ensures the successful and timely delivery of the project milestones. Project management is responsible for integrating and coordinating all project activities, securing appropriate project resources, implementing effective communications, conducting proactive change management, and managing overall project execution.
Key Activities: Monthly Project Status Reports and Weekly Meetings
Deliverables: Monthly Project Status Reports
Estimated Effort: 30 man-hours per week, or 38.4 man months total

A2. Transportable Auto-acquisition Design Activity
Description: Currently, Norsat's transportable family is manually aligned or assisted acquired. However, given that satellite terminals are increasingly used by non-technical users, Norsat intends to add the auto acquired feature to this family of terminals. This technical challenge here is to develop an algorithm and a set of motorized hardware that would allow the user the find the desired satellite with minimal user intervention and in the shortest time possible.

Key Activities: Design of motorized control hardware and software algorithm for auto acquisition.
Deliverables: Design review, Bill of Materials, Build of Initial Prototypes, Test and Analysis of Prototypes
Estimated Effort: 120 man-months

A3. Ultra-portable Rover™ Design Activity
Description: Norsat will be currently working on the conceptual design of the Rover™, a single backpack non-motorized terminal. The Norsat Rover™ is the first product in the company's new and expanding Rover Family™, a line of ultra portable satellite terminal systems. The Norsat Rover is a complete acquire assisted satellite terminal that fits into a single extended-mission backpack. It includes a segmented carbon fiber antenna; a high precision, low-profile tripod; a modem; a low noise block down-converter; a block up converter; a satellite alignment aid, which includes a spectrum analyzer and DVB-S receiver; and a license for Norsat's proprietary user interface software, Norsat LinkControl™. The Norsat Rover™ will be designed with a 1m Ku-Band antenna. Other frequency bands and antenna sizes will be investigated and may be developed as part of the Contrudo™ Project. This technical challenge here is to fit all the hardware into a single backpack that an average person can carry. This activity will not include the development of a tracking algorithm for inclined orbit satellites which requires the terminal to track the satellite along a predefined path over a 24 hour period. This will be covered in activity A9.

Key Activities: Design of a 1 m, Ku-band single back, acquire assisted Rover™ terminal.
Deliverables: Design review, Bill of Materials, Build of Initial Prototypes, Test and Analysis of Prototypes
Estimated Effort: 150 man-months

A4. Ultra-portable Nomad™ Design Activity
Description: The Norsat Nomad™ is the auto acquired product family in the company's new line of ultra portable satellite terminal systems. The Norsat Nomad™ is a complete auto acquired satellite terminal that fits into two to three cases. It includes an antenna; a high precision, low-profile tripod; a low noise block down-converter; a block up converter; a satellite alignment aid, which includes a spectrum analyzer and DVB-S receiver; and a license for Norsat's proprietary user interface software, Norsat LinkControl™. The Norsat Nomad™ will be designed with a 1m Ku-Band antenna initially but other frequency bands and antenna sizes will be investigated and may be developed as part this activity. This project combines the challenge of packaging a terminal with a 1 m and up antenna into two to three cases while providing the auto acquisition feature. This activity will not include the development of a tracking algorithm for inclined orbit satellites which requires the terminal to track the satellite along a predefined path over a 24 hour period. This will be covered in activity A9.

Key Activities: Design of a 1 m, Ku-band auto acquired terminal.
Deliverables: Design review, Bill of Materials, Build of Initial Prototypes, Test and Analysis of Prototypes
Estimated Effort: 180 man-months

A5. Ultra-portable Briefcase Feasibility Study Activity
Description: The Ultra-portable Briefcase is the auto acquired product family that uses a flat antenna panel as opposed to a parabolic dish. It is intended to fit into a maximum of two cases. It includes a flat antenna; a high precision alignment mechanics; a low noise block down-converter; a block up converter; a satellite alignment aid, which includes a spectrum analyzer and DVB-S receiver; and a license for Norsat's proprietary user interface software, Norsat LinkControl™. The Norsat Briefcase conceptual design activity will explore the various types of phased array technologies available. Today, planar array technology is limited to narrow band and low gain applications and hence seldom use for satellite terminals. If Norsat is successful in developing a design for a planar array antenna terminal that may eventually electronically track a satellite for on the move applications, it would potentially reshape the entire portable terminal industry in its favor. For this activity, Norsat will be talking to suppliers, universities, and research centres to develop an understanding of the latest advances in flat panel antennas and recommend a partner/technology for this development.

Key Activities: Research and investigation of flat panel antennas.
Deliverables: Feasibility study of using flat panel antennas for satellite communications.
Estimated Effort: 8 man-months

A6. Vehicle Mount Design Activity
Description: The Norsat Vehicle Mount will be the first complete vehicle mount system to be designed from the ground- up to deliver secure broadband data connectivity in a portable, rugged, and easy-to-use package. This will be a unique product in the market given that it is a complete solution including an antenna, modem, laptop controller, system power supply, and full Ku-band RF chain with SSPA. Norsat will be also the first in the industry to incorporate an easy-to-use graphical user interface for antenna alignment, spectrum analyzer, and transmitter and modem control.
The technical challenge will be providing a quick assembly antenna platform that can be setup in 30 minutes without tools. The system will have a compass, inclinometer, and GPS to aid in alignment. The sophisticated Norsat Vehicle Mount software makes antenna alignment easy for even novice operators through its alignment wizard, beacon detector, and built-in spectrum analyzer. To further simplify operation in the field, a full range of settings can be pre-configured in user selectable profiles before the Norsat Vehicle Mount is sent out on an assignment. The Norsat Vehicle Mount will be truly changing portable satellite communications by eliminating the need to include a signals engineer on each assignment. The initial design will be for Ku-band but other frequency bands will be considered. Norsat will be using off the shelf parts for the vehicle mount platform whenever possible to mitigate schedule risks.

Key Activities: Design of a Ku-band vehicle mount auto acquired terminal.
Deliverables: Design review, Bill of Materials, Build of Initial Prototypes, Test and Analysis of Prototypes
Estimated Effort: 180 man-months

A7. Maritime Design Activity
Description: The Norsat Marine is a complete Ku-band satellite terminal capable of broadcast quality MPEG-2 video (typically 2-10 Mbps). The proposed terminal enables a dependable forward and return link over satellite. With its simple setup and fully automatic dynamic tracking, staff with minimal training can have the new Norsat Marine up and transmitting in just a matter of minutes.
The Norsat Marine will be the first complete system to be designed from the ground-up to deliver broadcast quality live video in a rugged and easy-to-use package. Norsat will be a complete solution including a 3 axis, servo-controlled, stabilized antenna platform protected by radome enclosure, tracking control unit, system controller, and full Ku-band RF chain with SSPA. Norsat will be also the first in the industry to incorporate an easy-to-use graphical user interface for system setup, control and monitoring (spectrum analyzer and DVB-S receiver incorporated). The system will use rate-gyro sensors and inclinometers to aid in alignment. To further simplify operation in the field, a full range of settings can be pre-configured in user selectable profiles. The initial design will be for Ku-band but other frequency bands will be considered. Norsat will be using off the shelf parts for the vehicle mount platform whenever possible to speed up the development time so that Norsat can be first to market. For this activity, Norsat will not be designing the auto-acquire algorithm. In order to mitigate schedule risks in this activity, Norsat will outsource the auto-acquire platform for this product.

Key Activities: Design of a Ku-band ship mount auto acquired terminal.
Deliverables: Design review, Bill of Materials, Build of Initial Prototypes, Test and Analysis of Prototypes
Estimated Effort: 120 man-months

A8. Auto-tracking Feasibility Study Activity
Description: For communications on the move, such as communications on in a vehicle, auto-tracking is highly desirable. In this case, not only does the satellite have to acquire automatically, the alignment must be maintained while the satellite terminal in motion. As no one has successfully accomplished communications on the move in a vehicle in the industry today, this aspect is considered to be the most challenging. To mitigate this, Norsat will be working closely with Marine communications on the move systems as well with universities worldwide to investigate the latest technological advances to date. It is not the intent of this activity to result in an actual commercialized product due to the technical difficulties with auto tracking; rather, this activity will scope out the technical challenges and assess the additional advancements required for a fully auto-tracking system.

Key Activities: Investigation of an auto tracking vehicle mount terminal for on the move applications.
Deliverables: Feasibility study of an auto tracking vehicle mount terminal for on the move applications
Estimated Effort: 8 man-months

A9. Rover™ and Nomad™ Inclined Orbit Auto-tracking Design Activity
Description: Some satellites are on an inclined orbit and thus will be moving in a predefined path over a 24 hour period. Consequently, the terminal must also consider the time dimensional aspect of the acquisition target. Norsat has gained some experience in the design of the X-band 1

m GlobeTrekker™ product using ephemeris data for auto tracking of inclined orbits. For this activity, Norsat intends to port this expertise to the Rover™ and Nomad™ products. The challenge here is that these products involve larger antenna sizes and hence the beam is much narrower than that of the 1 m GlobeTrekker™ antenna. The tracking algorithm must be more precise for larger antennas.

Key Activities: Design of an Inclined Orbit Auto-tracking algorithm and corresponding hardware for the Rover™ and Nomad™ products.
Deliverables: Design review, Source Code, Implementation of Initial Prototypes, Test and Analysis of Prototypes
Estimated Effort: 80 man-months

A10. X-band Platform Design Activity
Description: Norsat's current portfolio is predominantly Ku-band, but with military and government markets, Ku-band is prone to the possibility of jamming. More and more customers are considering using X-band satellites. The objective of this activity is to develop an X-band platform that can be used for the all the functional families of portable terminals with the exception of the GlobeTrekker™ as this was already part of an IRAP grant proposal. Norsat is intending to build on this expertise and develop X-band capability on other terminal products. There are some fundamental challenges going from Ku-band to X-band:

1) Ku-band components are readily available off the shelf while X-band components are very system specific and will require design and development.
2) The Ku-band transmit and receive frequencies are spaced further apart (14.0-14.5 GHz and 10.95 -12.5 GHz, respectively) than X-band (7.9-8.4GHz and 7.25-7.75GHz). This presents an isolation problem that must be resolved for the terminal to perform in full duplex mode.
3) The Ku-band polarization is linear while it is circular in X-band. An additional polarizer will be required.
4) The same size dish in X-band has 6 dB less gain than in Ku-band due to difference in of the aperture size relative to the wavelength. Consequently, a larger power amplifier is required for the same EIRP performance. The challenges included increased complexity in the transmit to receive isolation, added weight and packaging requirements, and power budget considerations.

Key Activities: Design of an X-band platform suitable for use with all the functional families of products.
Deliverables: Design review, Bill of Materials, Build of Initial Prototypes, Test and Analysis of Prototypes for at least one member of the transportable function family and one member of the ultra-portable family with the exception of the GlobeTrekker™ which was designed under IRAP. This platform must be demonstrated to be portable over to the Marine and Vehicle Mount families.
Estimated Effort: 40 man-months

A11. Ka-band Platform Design Activity
Description: Norsat's current portfolio is predominantly Ku-band, but with military and government markets, Ku-band is prone to the possibility of jamming. In additional to X-band, some customers are considering using Ka-band satellites both in the military and commercial

bands. The objective of this activity is to develop a Ka-band platform that can be used for the all the functional families of portable terminals. There are some fundamental challenges going from Ku-band to Ka-band:

1) Ku-band components are readily available off the shelf while Ka-band components are very system specific and will require design and development.
2) The Ku-band polarization is linear while it is circular in Ka-band. An additional polarizer will be required.
3) Ka-band is at a higher frequency than in Ku-band so losses are much higher and tolerances are much stricter due to the shorter wavelength.
4) Propagation losses in Ka-band are much higher than in Ku-band so higher power SSPAs may be required to meet link budget requirements.
5) The same size dish in Ka-band has smaller beam width than in Ku-band due to difference in of the aperture size relative to the wavelength. Consequently, more elaborate antenna alignment tools and supporting mechanics must be designed. The challenges may include increased complexity in auto-acquire algorithm, more accurate motors and gears, and more rigid supporting structures to minimize backlash.

Key Activities: Design of a Ka-band platform suitable for use with all the functional families of products.
Deliverables: Design review, Bill of Materials, Build of Initial Prototypes, Test and Analysis of Prototypes for at least one member of the transportable function family and one member of the ultra-portable family. This platform must be demonstrated to be portable over to the Marine and Vehicle Mount families.
Estimated Effort: 40 man-months

A12. C-band Platform Design Activity
Description: Norsat's current portfolio is predominantly Ku-band, but in high precipitation regions near the equator where rain fade is a concern, C-band is often the preferred frequency band. The objective of this activity is to develop a C-band platform that can be used for the all the functional families of portable terminals. There are some fundamental challenges going from Ku-band to C-band:

1) Although C-band components are readily available off the shelf, they are bulkier and heavier than its Ku-band counterparts. The challenge lies in packaging these components in compact transportable cases.
2) In C-band, there is often terrestrial interference, in particular, radar and eventually, Wimax. A bandpass filter may be required to be added.
3) The same size dish in C-band has 8 dB less gain than in Ku-band due to difference in of the aperture size relative to the wavelength. Consequently, a larger power amplifier is required for the same EIRP performance. The challenges included increased complexity in the transmit to receive isolation, added weight and packaging requirements, and power budget considerations.

Key Activities: Design of a C-band platform suitable for use with all the functional families of products.
Deliverables: Design review, Bill of Materials, Build of Initial Prototypes, Test and Analysis of Prototypes for at least one member of the transportable function family or one member of the

ultra-portable family. This platform must be demonstrated to be portable over to the Marine and Vehicle Mount families.
Estimated Effort: 25 man-months

A13. SigmaLink Design Activity
Description: Norsat's current portfolio is predominantly a 1 m dish, but depending on the application bandwidth requirements, larger antenna sizes maybe required. The objective of this activity is to develop a platform that can use larger antennas than a 1 metre for the transportable functional family. There are some fundamental challenges going from with larger antennas:

1) The larger dish size requires more innovative packaging to maintain the compact design of the transportable family of products.
2) With larger dishes, the beam width is narrower presenting greater challenges in alignment. In addition, larger dishes also present a larger wind load. Consequently, more elaborate antenna alignment tools and supporting mechanics must be designed. The challenges may include increased complexity in auto-acquire algorithm, more accurate motors and gears, and more rigid supporting structures to minimize backlash.

Key Activities: Design of the Transportable SigmaLink™ Terminal.
Deliverables: Design review, Bill of Materials, Build of Initial Prototypes, Test and Analysis of Prototypes for at least one antenna size > 1 metre. The design must support other antenna sizes and the platform must be portable to the NewsLink™ and SecureLink™ product families.
Estimated Effort: 80 man-months

A14. Modem Option Design Activity
Description: Norsat's current baseband design is using the iDirect iConnex board which fits nicely into an integrated chassis. However, the iDirect system architecture is not an open standard and thus the market is limited to customers using an iDirect hub. Norsat considered using the Paradise modem previously but the supplier has been experiencing quality issues. Norsat will be investigating other modem manufacturers to jointly develop a modem board that can be integrated into a portable terminal. The integration of the modem interface into LinkControl™ to allow for a seamless user experience will not be part of this activity since it is cover under activity A15. To mitigate risk in this activity, Norsat will select more than one supplier to avoid problems with single sourcing.
Key Activities: Design of two modem options to be used all portable terminal functional families.
Deliverables: Design review, Bill of Materials, Build of Initial Prototypes, Test and Analysis of Prototypes for one of the products in the ultra-portable functional family. The design must portable to other functional families.
Estimated Effort: 80 man-months

A15. Software Design Activity
Description: Norsat's controller software, LinkControl™ allows the user to follow the terminal setup workflow with little or no satellite experience. LinkControl™, although functional, has only a subset of capabilities. Through this initiative, Norsat intends to develop the software in following way:

a. Rewrite parts of the software to be more modular to allow for future expansion.

b. Translate the GUI to support multiple languages. This is especially important for military customers worldwide where the users may not be fluent in English.

c. Increased diagnostic tools for troubleshooting and remote control.

d. Control peripheral devices and accessories such that as much of the hardware components of the terminal can be software configured or controlled. This is essential for the novice users with little hardware background to operate the terminal through workflow defined by LinkControl™.

In addition, the LinkControl™ software design activity will include the software integration for the following:

1) Integration of the auto-acquisition software for the Transportable family as per activity A2.
2) The GUI for the Rover™, Nomad™, Vehicle Mount, Marine, SigmaLink™ products as per activity A3, A4, A6, A7 and A13.
3) Integration of the incline orbit auto-tracking algorithm activity A9.
4) Support of multiple bands as per activities A10-A12.
5) Integration of the modem interface as per activity A14 into LinkControl™ to allow for a seamless user experience.

Key Activities: Design of the next version of LinkControl™ controller software to be used all portable terminal functional families.
Deliverables: Design review, Source code of LinkControl™, Test and Analysis of software.
Estimated Effort: 120 man-months

A16. Microwave Components Design and Development Activity
Description: Norsat will be working with its manufacturing partners to improve on the performance and specification of its microwave components products. This activity will include the high level design, design review, prototype testing, and quality inspection of microwave components products. In addition, Norsat will be working with its partners to redesign for cost reduction of the current products to maintain its competitive position. Test results are gathered, stored and analyzed.

Key Activities: High level design, design reviews, testing, quality inspection, and cost reduction of microwave components.
Deliverables: Technical Specification Documents, Design Review, Test and Analysis of products, introduction of at least 3 products for the microwave components product line.
Estimated Effort: 144 man-months

A17. Satellite Systems Product Pre-production and Development Activity
Description: In this activity, the Norsat technical team will:

1) build and test the pre-production units in-house and transfer design to outsource manufacturing

With this task, Norsat may build up to 100 units to test out the design tolerances and the manufacturability. These pre-production units also provide a sample size for certification testing. If the pre-production units are saleable, i.e., not damaged by the certification testing, the material costs is not counted towards material expenses and would be considered inventory.

2) complete the build to print documentation and instruction manuals

The build to print documentation includes the creating of all the bill of materials, CAD drawings, and assembly diagrams to document the design. In addition, it may include design and safety instructions for factory and users to fabricate and operate the systems. Test results from the preproduction units are gathered and analyzed as production guidelines and instructions.

3) complete the various types of certifications for the products

This includes obtain the necessary certifications to verify that the design is suitable for the market. This may include and not limit to CE, RoHS, Eutelsat, FCC, Mil-STDs, and UL.

4) beta test the products with customers and resellers and redesign as required

This task is critical to the design of the product in that feedback is gathered from the beta customers and entered into the engineering change order processes to redesign areas of non-compliance or weaknesses. Often a new design works well in the benign engineering lab environment, but once it is in the hands of customers, "bugs" are discovered during field trials. These design flaws from the field are discover during the training and beta testing stages and provide the bases for design improvement before the product goes into full production.

5) cost reduce the design for manufacturing

Often a product is design by engineering for performance and small scale builds. The design may not be suited for higher volume manufacturing from a cost perspective. This task takes the baseline design and, with the help of the in-house pre-production engineers/technologists, modify the design to enhance manufacturability. This may include new board runs to reduce component count, streamlining the assembly processes and procedures, going to a die-cast instead of NC milling and/or changing to lower cost materials.

6) seek intellectual property protection if applicable

This task involves examining the intellectual property developed and determined whether the most appropriate action would be to seek patents, copyrights, or trademarks. This is performed by the companies Intellectual Property Committee as well as patent legal counsel. Costs may include initial patent searches, writing up the patent applications, and filing for protection.

The following designs will be commercialized under this activity:

1) The Rover™, Nomad™, Vehicle Mount, Marine, SigmaLink™ products as per activity A3, A4, A6, A7 and A13.
2) The multiple band products as per activities A10-A12.
3) The modem options as per activity A14.

4) The GlobeTrekker™ product family

5) The NewsLink™ and SecureLink™ product families

Key Activities: Commercialization of product families including preproduction build, documentation development, certifications testing and documentation, beta testing, training and cost reduction.
Deliverables: Preproduction units, Manufacturing documents, Test and Analysis of preproduction products, cost reduction analysis, training, and beta testing.
Estimated Effort: 384 man-months

A18. Complementary Wireless Technology Feasibility Study Activity
Description: Although satellite communications is the core competency of the company, Norsat intends to explore complementary communications equipment for wireless networks to become an end to end solutions provider. Norsat will conduct a feasibility study of other technologies to complement its satellite offerings. Examples of this may include the following:

1. Micro Unmanned Arial Vehicles
2. Unattended ground sensors
3. Portable Test Equipment for installation use
4. Public Safety base stations and terminals
5. Portable cellular backhaul to be used with satellite
6. On the Move Terminals incorporate WiMax or other wireless capabilities
7. Asset Tracking and location based systems
8. Micro-satellites

Key Activities: Investigate complementary wireless technologies for satellite communications.
Deliverables: Feasibility study of an auto tracking vehicle mount terminal for on the move applications
Estimated Effort: 8 man-months

FORM A -- GANTT CHART

RECIPIENT NAME: Norsat International, Inc. **PROJECT NUMBER: 780-502886**

		Task Name	Duration	Start	Finish	Predecessors
1		Project Start	0 days	Tue 1/1/08	Tue 1/1/08	
2		Project Management	1045 days	Tue 1/1/08	Sat 12/31/11	
3		Transportable Auto-acquisition Design	524 days	Tue 1/1/08	Fri 1/1/10	
4		Ultraportable Rover Design	524 days	Tue 1/1/08	Fri 1/1/10	
5		Ultra-portable Nomad Design	480 days	Mon 3/3/08	Fri 1/1/10	
6		Ultra-portable Briefcase Feasibility Study	936 days	Mon 6/2/08	Sat 12/31/11	
7		Vehicle Mount Design	524 days	Tue 1/1/08	Fri 1/1/10	
8		Maritime Design	480 days	Mon 3/3/08	Fri 1/1/10	
9		Auto-tracking Feasibility Study	1001 days	Mon 3/3/08	Sat 12/31/11	
10		Rover and Nomad Inclined Orbit Auto-tracking Design	524 days	Tue 1/1/08	Fri 1/1/10	
11		X-band platform Design	1045 days	Tue 1/1/08	Sat 12/31/11	
12		Ka-band platform Design	783 days	Thu 1/1/09	Sat 12/31/11	
13		C-band platform Design	783 days	Thu 1/1/09	Sat 12/31/11	
14		Transportable SigmaLink Design	1001 days	Mon 3/3/08	Sat 12/31/11	
15		Modem Options Design	524 days	Tue 1/1/08	Fri 1/1/10	
16		Software Design	1045 days	Tue 1/1/08	Sat 12/31/11	
17		Microwave Component Design and Development	1045 days	Tue 1/1/08	Sat 12/31/11	
18		Satellite Systems Pre-Production and Development	1045 days	Tue 1/1/08	Sat 12/31/11	
19		Complementary Wireless Technology Feasibility Study	1001 days	Mon 3/3/08	Sat 12/31/11	
20		Project End	1 day	Sat 12/31/11	Sat 12/31/11	


2008
2009
2010
2011
2012
Qtr 3 Qtr 4 Qtr 1 Qtr 2 Qtr 3 Qtr 4 Qtr 1 Qtr 2 Qtr 3 Qtr 4 Qtr 1 Qtr 2 Qtr 3 Qtr 4 Qtr 1 Qtr 2 Qtr 3 Qtr 4 Qtr 1
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FORM B – KEY PROJECT MILESTONES

RECIPIENT NAME: Norsat International, Inc. **PROJECT NUMBER: 780-502886**

	Project Milestone	Date
1	**Project Kick-off**	January 1, 2008
2	**Preliminary Project Review**	January 1, 2009
3	**Critical Project Review**	January 1, 2010
4	**Final Design**	January 1, 2011
5	**Project Completion**	December 31, 2011

FORM C1 – ELIGIBLE COSTS BREAKDOWN

RECIPIENT NAME: Norsat International Inc. **PROJECT NUMBER: 780-502886**

Description of Activity Area*	Estimated Eligible Costs ($000)						
	Direct Labour Costs	Direct Materials	Subcontracts and Consultants	Other Direct Costs	Equipment	Overhead	Total
1. Project management	563					366	**929**
2. Transportable Auto-acquisition Design	533	50	10			347	**940**
3. Ultraportable Rover Design	400	50	10		50	260	**770**
4. Ultra-portable Nomad Design	400	50	10		50	260	**770**
5. Ultra-portable Briefcase Feasibility Study	67					43	**110**
6. Vehicle Mount Design	533	50	10			347	**940**
7. Maritime Design	533	50	10		50	347	**990**
8. Auto-tracking Feasibility Study	67					43	**110**
9. Rover and Nomad Inclined Orbit Auto-tracking Design	533					347	**880**
10. X-band platform Design	267	50	10		50	173	**550**
11. Ka-band platfrom Design	267	50	10		50	173	**550**
12. C-band platform Design	167	50	10			108	**335**
13. Transportable SigmaLink Design	533	50	10			347	**940**
14. Modem Options Design	533	50	10		50	347	**990**
15. Software Design	800					520	**1,320**
16. Microwave Components Design and Development	480				200	312	**992**
17. Satellite Systems Product Commercialization	2,240	300	300	200	350	1,456	**4,846**
18. Complementary Wireless Technology Feasibility Study	67					43	**110**
Total Eligible Costs	**8,983**	**800**	**400**	**200**	**850**	**5,839**	17,072

* Note: Titles of Activity Areas enumerated and described in the SOW.

CRA Overhead Proxy Rate to be used
The above cost breakdown includes all estimated direct costs and associated overhead costs for the Project. For claim purposes, these costs will be determined in accordance with the SADI Cost Principles (Schedule 5) with overhead being calculated at 65% of the salaries and wages of employees directly engaged in the Project, as defined in the Canada Revenue Agency program for Scientific Research and Experimental Development.

FORM C2 - COST BREAKDOWN BY FISCAL YEAR

RECIPIENT NAME: Norsat International Inc. **PPROJECT NUMBER: 780-502886**

Fiscal Year (Ending March 31)	Estimated Eligible Costs ($000) [1]						
	Direct Labour	**Direct Materials**	**Subcontracts and Consultants**	**Other Direct Costs**	**Equipment**	**Overhead**	**Total**
2008	275	25	10	20	20	178.75	**528.65**
2009	1,800	175	90	30	80	1,170	**3445**
2010	2,108	200	100	50	200	1,370.2	**4,028.2**
2011	2,400	200	100	50	200	1,560	**4,510**
2012	2,400	200	100	50	250	1,560	**4,560**
Total	**8,983**	**800**	**400**	**200**	**850**	**5,839**	**17,072**

FORM D - PROJECT LOCATION AND COSTS

RECIPIENT NAME: Norsat International Inc. **PROJECT NUMBER: 780-502886**

Project Location	Work Performed	Estimated % of Total Eligible Costs
Richmond, BC, Canada	See attached SOW	100%
Total Eligible Costs		100%

FORM E - EQUIPMENT COST BREAKDOWN

RECIPIENT NAME: Norsat International Inc. **PROJECT NUMBER: 780-502886**

Equipment Description *	Estimated Costs ($000)
*Special Purpose Equipment (equipment >$250,000 individually)	
None	
Other Equipment (equipment <$250,000 individually)	
1. Lathe/NC mill/Drill press/Machine Shop equipment	200
2. RF test equipment	100
3. ATE test equipment	150
4. Satellite terminal demo and test units	400
Total Eligible Costs	850

* Note: Any special purpose equipment needs to be identified separately in SPE Schedule

FORM F - MATERIALS COST BREAKDOWN

RECIPIENT NAME: Norsat International Inc. **PROJECT NUMBER: 780-502886**

Materials Description *	Estimated Costs ($000)
1. Antennas	200
2. SSPAs and BUCs	200
3. Mechanics	100
4. Filters/omts/feeds	100
5. Modems and IT equipment	100
6. Accessories/cables/waveguides/connectors	100
Total Eligible Costs	800

*Note: For the purposes of this table, materials cost includes all materials essential to the Project's success or whose aggregate cost is significant.

FORM G - SUB-CONTRACTS COST BREAKDOWN

RECIPIENT NAME: Norsat International Inc. **PROJECT NUMBER: 780-502886**

Sub-contracts *	Anticipated Contractor(s)	Estimated Costs ($000)
1. Assemblers/Machinists	TBD	200
2. Software	TBD	100
3. Antenna/microwave designers	TBD	100
Total Eligible Costs		400

*Note: For the purposes of this table, sub-contracts cost includes all sub-contracts essential to the Project's success or whose aggregate cost is significant.

SCHEDULE 3

REPAYMENTS TO MINISTER

1. Definitions

"Adjustment Factor" is a multiplier applied to the repayment formula to calculate the Annual Repayment Due and is based on how much GBR in the current Recipient Fiscal Year has increased over GBR in the previous Recipient Fiscal Year.

"Annual Repayment Due" means the annual repayment payable by the Recipient to the Minister as set out in section 2 below.

"Benchmark Year GBR" means the GBR for the Recipient Fiscal Year immediately preceding the first year of the Repayment Period.

"Gross Business Revenues" or **"GBR"** means revenue as reported in the audited consolidated financial statements of the Recipient, as determined in accordance with generally accepted accounting principles, applied on a consistent basis.

"ITO Contribution" means the total amount of the contribution actually disbursed by the Minister under this Agreement.

"Maximum Amount to be Repaid" means 1.5 times the ITO Contribution.

"Repayment Period" means the period during which repayments will accrue, as specified in paragraph 2.2 below.

"Repayment Rate" means ITO Contribution/ (Benchmark Year GBR x Years to Repay).

"Years to Repay" means 15 years.

2. Repayments

The Recipient will pay to the Minister the Annual Repayment Due during the Repayment Period, as set out below

2.1 Annual Repayment Due for all years of the Repayment Period

The Annual Repayment Due shall be calculated annually based on the Repayment Rate and year-over-year change in GBR by application of the Adjustment Factor as outlined below.

Annual Growth in Royalty Base		Growth Factor	Adjustment Factor
Negative growth	===>	<0%	0
0% to less than or equal to 3%	===>	3%	1
3% to less than or equal to 6%	===>	6%	1.25
6% to less than or equal to 9%	===>	9%	1.33
Positive growth greater than 9%	===>	>9%	1.50

Repayment Calculation
For each year of the Repayment Period, **Annual Repayment Due** shall be calculated as follows:

Annual Repayment Due = GBR for the Recipient Fiscal Year x Repayment Rate x Adjustment Factor.

For example, assuming Norsat's Gross Business Revenue in 2011 of $21,520,000, a total SADI contribution of $5,975,200 and a 15 year royalty period, the base royalty rate of annually 1.851% would produce an annual royalty payment of $398,347 for 15 years. If growth in royalty base is annually 9%, the capped amount of $8,962,800 would be repaid by the tenth year of the royalty period.

Proponent Fiscal Year Ending December 31	Forecasted Repayment Due (000's Canadian)	Repayment Due Date (May 01)
2012	651.3	2013
2013	629.5	2014
2014	773.8	2015
2015	843.4	2016
2016	919.4	2017
2017	1002.1	2018
2018	1092.3	2019
2019	1055.7	2020
2020	1297.7	2021
2021	697.6	2022
2022		2023
2023		2024
2024		2025
2025		2026
2026		2027
Total	**$8,962.800**	

2.2 Repayment Period

The Repayment Period will begin on 01 Jan 2012 and will continue for the Years to Repay, or until such time as the Maximum Amount to be Repaid is reached, whichever occurs earlier.

2.3 Repayment Statements and Payments

The Recipient will provide to the Minister an annual statement of the Gross Business Revenues, certified by the Recipient's Chief Financial Officer, within four (4) months of the end of each Recipient Fiscal Year, together with the related Annual Repayment Due. The annual statement of the Gross Business Revenues shall include the Recipient's company name and the SADI Project number related to the Annual Repayment Due. The first statement and related Annual Repayment Due must be provided to the Minister by 01 May 2013 in respect of the Recipient Fiscal Year ending 31 December 2012 and by 01 May each year thereafter in regard to the previous Recipient Fiscal Year. Payments shall be made by cheque to the order of the Receiver General of Canada and sent to:

Industry Canada
7th Floor
235 Queen Street
Ottawa Ontario
K1A 0H5
Attn: Program Policy and Management Director

2.4 Acquisitions/Mergers and Divestitures

In the event of an acquisition/merger or divestiture affecting the GBR of the Recipient (Company P), the Repayment Rate will be changed so that the impact of the event upon the Annual Repayment Due will be neutral. The changed Repayment Rate becomes the Repayment Rate for the year of the event and future periods, unless there is a subsequent acquisition/merger or divestiture affecting the GBR of the Recipient.

In the case of the acquisition of /merger with Company A:

$$\text{Changed Repayment Rate} = \text{Repayment Rate}_{\text{year prior to the event}} \times [1 - (\text{GBR}_{\text{A year before the event}} / (\text{GBR}_{\text{P year prior to the event}} + \text{GBR}_{\text{A year before the event}}))]$$

Example:

Repayment Rate $_{\text{year before the event}}$ = .008
GBR $_{\text{P year before the event}}$ = \$1,000,000,000
GBR $_{\text{A year before the event}}$ = \$50,000,000

Modified Repayment Rate = .008 x [1 – ($50,000,000/($1,000,000,000 + $50,000,000))] = .007619

<u>In the case of divestiture</u>:

Modified Repayment Rate = Repayment Rate $_{\text{year prior to the event}}$ x [1+ (GBR $_{\text{A year before the event}}$ /(GBR $_{\text{P year before the event}}$ + GBR $_{\text{A year before the event}}$))]

Example:

Repayment Rate $_{\text{year before the event}}$ = .008
GBR $_{\text{P year before the event}}$ = $1,000,000,000
GBR $_{\text{A year before the event}}$ = $50,000,000

Modified Repayment Rate = .008 x [1 + ($50,000,000 / ($1,000,000,000 + $50,000,000))] = .008381

2.5 Late Payments

The Recipient will pay interest on overdue Annual Repayment Due, at the Interest Rate, from the date on which the Annual Repayment Due is due, until payment in full is received by the Minister. Such interest is payable without notice to the Recipient, and in addition to any remedies of the Minister for Default by the Recipient.

Whenever any payment date under this Section 2 occurs on a Saturday, Sunday or statutory holiday, such payment shall be made on the next day following which is not Saturday, Sunday or a statutory holiday.

SCHEDULE 4 - COMMUNICATIONS REQUIREMENTS

The Recipient agrees to abide by and be subject to the provisions set out below.

SECTION A: RECIPIENT'S RELEASE OF INFORMATION RELATED TO THE PROJECT AT TIME OF ANNOUNCEMENT OF PROJECT FUNDING

1. The Minister will inform the Recipient of the date on which the first public announcement is to be made and the Recipient will not disclose the existence of this Agreement until such date.

2. The Recipient shall invite representatives of ITO to be present at any official announcement organized by the Recipient and shall inform the public of ITO's collaboration in the Project.

3. For information purposes, in planning a public announcement, the Recipient will contact the ITO to obtain advice on Government of Canada protocol guidelines for public ceremonies.

4. Nothing in this Schedule shall be interpreted as preventing the fulfillment by the Recipient of its reporting obligations under applicable security laws.

SECTION B: RELEASE OF INFORMATION RELATED TO THE PROJECT THROUGHOUT THE DURATION OF THE AGREEMENT

The following sub-articles apply to public announcements concerning the Project throughout the term of the Agreement:

1. The Recipient hereby consents to public announcements, including, without limitation, the posting from time to time on the Industry Canada or ITO web site, by or on behalf of the Minister of any of the following information:

   (a) Name of the Recipient;

   (b) Amount of the Contribution, a description of the Project, the location of the Project and identification of the anticipated Project results and public policy benefits thereof;

   (c) Payments payable or paid by the Recipient to the Minister; and

   (d) Information resulting from any enforcement of Schedule 1, Section 8.2 (g).

2. The Recipient shall mention SADI in its promotional activities and publications when it mentions the Project.

3. The Recipient shall inform ITO officials of any public announcement or presentation in regards to the Project (e.g., award ceremonies, conferences, news releases, etc).

4. The Recipient shall use a statement approved by the ITO Communication Official when including information on the participation of the SADI in the Project in annual reports, web sites and other publications detailing partners in the Project.

5. The Minister will release information on the Project under the rules and procedures of the Access to Information and Privacy Acts and through the Public Accounts of Canada.

SCHEDULE 5 - CLAIMS AND SADI PROJECT COSTS PRINCIPLES

A – CLAIMS

1. Provided the Recipient is not in default, the Minister will pay the Contribution, in respect of Eligible Costs, on the basis of claims that will:

   (a) be submitted on a quarterly basis ("**Claim Period**"), except for the first claim which will cover a longer period going back to September 21, 2007;

   (b) be submitted on SADI claim forms, within forty-five (45) days of the end of each Claim Period; and sent to the address specified in Article 7.1 of the Articles of Agreement;

   (c) be accompanied with details of all costs being claimed, which will be substantiated by such documents as may be required by the Minister and presented in accordance with the structure and the Project Milestones contained in the Statement of Work in Schedule 2;

   (d) be certified, in a form satisfactory to the Minister, by the chief financial officer of the Recipient or other person satisfactory to the Minister;

   (e) include a deduction for Eligible Costs included in a previous claim but which have not been paid by the Recipient within ninety (90) days of such claim; and,

   (f) be accompanied by a report containing:

      (i) the Recipient's revised projections of Project cash flows for the current Government Fiscal Year, except that in cases where the Claim Period is monthly, this information is to be provided on March 31st, June 30th, September 30th and December 31st of each year.

      (ii) such other information as the Minister may request from time to time.

   (g) be accompanied by the representations noted in Schedule 1, Section 6.11 **Renewal of Representations** and a certification that there are no events of default under any of the provisions of the agreement (and no state of facts exist which, with the giving of notice or the passing of time, or both, would constitute such a default).

2. In regard to paragraph 1(e) above, the Minister may request at any time that the Recipient provide satisfactory evidence to demonstrate that Eligible Costs have been paid.

3. Within one hundred and twenty (120) days of the submission of the final claim, the Recipient shall submit an itemized statement certified by the Recipient's chief financial officer attesting to the Eligible Costs for the Project having been incurred and paid.

B - SADI PROJECT COST PRINCIPLES

1. GENERAL PRINCIPLE

The Eligible Costs shall be the direct and indirect costs which, in the opinion of the Minister, are reasonably and properly incurred or allocated, to the performance of the Project, less any applicable Credits. These costs shall be determined in accordance with the Recipient's cost accounting system as accepted by the Minister and applied consistently over time. The cost accounting system should clearly establish an audit trail that supports all cost claims, in particular, the Direct Labour Costs, as described below, should clearly indicate the allocation of an employee's hours worked on the Project.

2. REASONABLE COSTS

A cost is reasonable if, in nature and amount, it does not exceed that which would be incurred by an ordinary prudent person in the conduct of a competitive business.

In determining the reasonableness of a particular cost, consideration shall be given to:

(a) whether the cost is of a type generally recognized as normal and necessary for the conduct of the Recipient's business or performance of the Project;

(b) the restraints and requirements by such factors as generally accepted sound business practices, arm's length bargaining, federal, provincial and local laws and regulations, and Agreement terms;

(c) the action that prudent business persons would take in the circumstances, considering their responsibilities to the owners of the business, their employees, customers, the Government and public at large;

(d) significant deviations from the established practices of the Recipient which may unjustifiably increase the Eligible Costs; and

(e) the specifications, delivery schedule and quality requirements of the particular project as they affect costs.

2.1 AFFILIATED PERSONS

In the case of Eligible Costs incurred with an Affiliated Person, the amount of the costs incurred shall be adjusted as follows:

(a) The cost of those goods or services must not exceed their Fair Market Value;

(b) If there is no Fair Market Value for the applicable goods or services, the Fair Market Value of Similar Goods shall be used;

(c) If there is no Similar Good, Cost Plus Method (as described below) shall be used to determine the cost.

The Cost Plus Method means the sum of applicable direct and indirect costs, as described below in sections 3 and 4, all as determined and measured consistently in accordance with Generally Accepted Accounting Principles, that were reasonably incurred or allocated in the performance of the Statement of Work plus Profit, as determined below.

Once the sum of those direct and indirect costs is determined ("Total Cost"), profit calculated as follows will be added thereto, provided that in no event will the total amount of profit exceed twenty percent (20%) of the Total Cost.

Profit = Total Cost x (1.7 x Three year Canadian saving bond rate as of the date of the execution of the Agreement).

Accordingly, the Cost Plus Method is equal to Total Cost plus Profit.

3. DIRECT COSTS

There are three categories of direct costs:

(a) **Direct Materials Cost** meaning the cost of materials which can be specifically identified and measured as having been used or to be used for the performance of the Project and which are so identified and measured consistently by the Recipient's cost accounting system as accepted by the Minister.

  (i) These materials may include, in addition to materials purchased solely for the Project and processed by the Recipient, or obtained from subcontractors, any other materials issued from the Recipient's general stocks.

  (ii) Materials purchased solely for the Project or subcontracts shall be charged to the Project at the net laid down cost to the Recipient, net of any taxes and before any discounts for prompt payment.

  (iii) Materials issued from the Recipient's general stocks shall be charged to the Project in accordance with the method as used consistently by the Recipient in pricing material inventories.

(b) **Direct Labour Cost** meaning that portion of gross wages or salaries incurred for activities which can be specifically identified and measured as having been performed or to be performed on the Project and which is so identified and measured consistently by the Recipient's cost accounting system as accepted by the Minister.

(c) **Other Direct Costs** meaning those applicable costs, not falling within the categories of direct material or direct labour, but which can be specifically identified and measured as having been incurred or to be incurred in performance of Project

activities and which are so identified and measured consistently by the Recipient's costing system as accepted by the Minister.

Direct costs do not include any allocation for profit nor any allocation of general and administrative expenses

4. INDIRECT COSTS

Indirect Costs (overhead) meaning those costs which, though necessarily having been incurred during the period of the performance of the Project activities for the conduct of the Recipient's business in general, cannot be identified and measured as directly applicable to the Project.

These Indirect Costs may include, but are not necessarily restricted to, such items as:

(a) indirect materials and supplies (*For supplies of similar low-value, high-usage items the costs of which meet the above definition of Direct Material Costs but for which it is economically expensive to account for these costs in the manner prescribed for direct costs, then they may be deemed to be indirect costs for the purposes of the Project.);*

(b) indirect labour;

(c) fringe benefits (the Recipient's contribution only);

(d) service expenses: expenses of a general nature such as power, heat, light, operation and maintenance of general assets and facilities;

(e) fixed/period charges: recurring charges such as property taxes, rentals and reasonable provision for depreciation;

(f) general and administrative expenses: including remuneration of executive and corporate officers, office wages and salaries and expenses such as stationery, office supplies, postage and other necessary administration and management expenses; and

(g) selling and marketing expenses associated with the products or services being acquired under the Agreement.

5. ALLOCATION OF INDIRECT COSTS

SR&ED Method of Calculating Labour and Overhead Allowance

Notwithstanding the provisions on Direct Labour Costs and Indirect Costs described above, the Parties hereby confirm that the Canada Revenue Agency program for Scientific Research and Experimental Development has been chosen by the Recipient as a proxy for Direct Labour Costs and overhead calculations for this Project, and accordingly, the following guide shall apply.

CRA Overhead Rate

Calculating the Prescribed Proxy Amount for Eligible Overhead Expenditures, A Summary of CRA T4088(E) Rev.03 Guide to Form T661 - Claiming Scientific Research and Experimental Development Expenditures . This summary has been prepared to outline the major elements of calculating the prescribed proxy amount (PPA). In case of disagreement between this summary and the SR&ED rules, SR&ED will apply.

In lieu of standard PWGSC direct labour and overhead negotiations, SADI clients may choose to follow the SR&ED rules. Under this method, rather than specifically identifying and allocating incremental overhead expenditures to the Project, a PPA for eligible overhead costs may be calculated based on a fixed percentage of the salaries or wages, or portion thereof, of the employees directly engaged in the Project. The base will include wages/salaries as well as normal sick and vacation leave and statutory holidays. It will not include expenditures for taxable benefits, as well as remuneration based on profits and bonuses, or related benefits (the employer's share of EI, CPP or QPP, WCB or CSST, employee pension and medical plans).

The current SR&ED PPA rate is 65% of the base.

The PPA will cover overhead expenditures such as:

- the related benefits (employer's share) of the approved wages/salaries
- office supplies
- general purpose office equipment
- heat, water, electricity and telephones
- support staff salaries or wages
- travel and training
- property taxes
- maintenance and upkeep of Project premises, facilities or equipment
- any other eligible expenditures, not specifically identified in the Statement of Work, that are incremental costs as a result of the approved Project activity.

Note: There are SR & ED rules that limit the amount of wage/salary costs of specified employees that can be included in the base. Specified employees are those employees who do not deal at arm's length with the employer or who own directly or indirectly, at any time during the year, 10% or more of the issued shares of any capital stock of the employer or of any corporation related to the employer.

The following table highlights the types of activity that should be included in calculating the base as well as applicable limits:

Calculating the Prescribed Proxy Amount Base

Include the Portion of Wages/Salaries for Time spent on the Project of:	**Do Not Include:**
Employees directly engaged in the Project, based on such tasks as: • preparing equipment and materials for experiments, tests and analysis (but not for maintaining equipment); • experimenting, testing and analysing; • collecting data for experimentation and analysis; and, • directing the course of the ongoing Project activities being claimed for the year. Other employees' time is also considered to be directly engaged in the Project to the extent the following tasks are required as part of the SOW: • recording measurements, making calculations and preparing charts and graphs; • conducting statistical surveys and interviews; • preparing computer programs; and, • working in areas of engineering or design, operations research, mathematical analysis and psychological research. Supervisors or managers time spent directly involved in the technical aspects of the Project. Note: employees who spend all or substantially all of their time (90%) on SOW activities are considered to spend all of their time on the Project.	Employees providing a service to Project staff including clerks, secretaries and receptionists engaged in activities in such areas as accounting, payroll, finance, legal, shipping, inventory control, maintenance and word processing. Time managers and supervisors spend on the non technical management aspects of activities such as long-term decision making, contract administration and other decision-making functions that do not directly influence the Project activities. Usually, do not include work performed beyond the first-line supervision level. For a specified employee, the maximum amount of salary that can be included in the base is limited to 75% of salary/wage costs, regardless of the share of time working on the Project exceeds this amount. This amount is further restricted, to be the lesser of the prior calculation or the following formula: *2.5 times* the Maximum Pensionable Earnings (for CPP purposes, $39,100 for year 2002) *times* the number of days in the taxation year that the person is employed by the client *divided* by 365.

6. NON-ELIGIBLE COSTS

Notwithstanding that the following costs may have been or may be reasonably and properly incurred by the Recipient during the performance of Project activities, they are considered non-eligible costs to the Project:

(a) allowance for interest on invested capital, bonds, debentures, bank or other loans together with related bond discounts and finance charges;

(b) legal, accounting and consulting fees in connection with financial reorganization, security issues, capital stock issues, obtaining of licenses and prosecution of claims against the Minister;

(c) losses on investments, bad debts and expenses for the collection thereof;

(d) losses on other projects or contracts;

(e) federal and provincial income taxes, goods and services taxes, excess profit taxes or surtaxes and/or special expenses in connection therewith;

(f) provisions for contingencies;

(g) premiums for life insurance on the lives of officers and/or directors where proceeds accrue to the Recipient;

(h) amortization of unrealized appreciation of assets;

(i) depreciation of assets paid for by the Minister;

(j) fines and penalties;

(k) expenses and depreciation of excess facilities;

(l) unreasonable compensation for officers and employees;

(m) product development or improvement expenses not associated with the product being acquired under the Project;

(n) advertising, except reasonable advertising of an industrial or institutional character placed in trade, technical or professional journals for the dissemination of information for the industry or institution;

(o) entertainment expenses;

(p) donations;

(q) dues and other memberships other than regular trade and professional associations;

(r) fees, extraordinary or abnormal for professional advice in regard to technical, administrative or accounting matters, unless approval from the Minister is obtained; and

(s) any cost relating to land or buildings

Notwithstanding section 6(b) above, legal, accounting and consulting fees in connection with the obtaining of patents and statutory protection of other elements of the Intellectual Property are Eligible Costs.

SCHEDULE 6 - REPORTING REQUIREMENTS

1. PRIOR TO THE COMPLETION OF THE STATEMENT OF WORK

1.1 Progress Report

At the time of submission of its first claim and with each subsequent quarterly claim thereafter the Recipient shall provide the Minister with a written Progress Report including but not limited to;

(a) a description of the progress, during the Claim Period, in completion of the goals stated for each of the Project Activity Areas and Project Milestones contained in the Statement of Work in Schedule 2, an updated Gantt chart, if necessary, and the related Project expenditures for those Activity Areas and Milestones;

(b) the Recipient's revised cost breakdown for the Project by Activity Area and category of costs, as per Schedule 2; and,

(c) an indication of any delay in completing the Project, the reasons for such delay, and mitigation measures being undertaken, together with the Recipient's revised Project Milestones and any proposed revisions to the Statement of Work.

1.2 Site Visit(s)

Unless otherwise agreed to, the Parties shall meet at least once annually, at a mutually agreeable time to update progress against the Statement of Work and to review the results of the R&D project relative to planned outcomes and SADI performance goals.

At least two (2) weeks prior to the date set for the review meeting the Recipient shall provide the Minister with a written report including, but not limited to;

(a) an updated Progress Report, if the last one was submitted more than three (3) months prior to the site visit date

(b) a summary of the nature and extent to which the Recipient's research and development capacity has increased, e.g., as a result of retained/increased research and development personnel, improved infrastructure capabilities, etc.

(c) a summary of the expected outcomes and benefits of the research and development, e.g., how the application of resulting products and services will provide new and/or improved solutions to the market, how the project will improve the capabilities of the Recipient, etc.

(d) a summary of the degree to which the project has resulted in increased collaboration between the Recipient and research institutes, universities and colleges, non-profit organizations, or the private sector.

(e) a summary of the nature and extent of the efforts being taken to commercialize the developed technology, product or services.

1.3 Annual Performance Report (APR)

On an annual basis, with the schedule to be determined by the Minister, the Recipient shall provide information to the Minister identifying the Project's achievement relative to the planned outcomes and benefits of the SADI program. Forms for collecting this information will be provided by ITO and may include, but are not limited to, the following: the amount of R&D investment leveraged; the number of patents, trademarks, industrial designs developed; new skills, knowledge & capabilities acquired; partnerships developed and agreements signed; the number and type of research and development personnel employed; results of partnerships; number of new products/services generated and/or adopted in new platforms; impacts on sustainable development; and the number of highly qualified jobs created and maintained.

The APR will also include an annual certification that the Recipient does not use unregistered lobbyists, is in compliance with the LRA, does not engage lobbyists on a Contingency Fee basis and that the Recipient is maintaining the required environmental protection measures in relation to the Project.

1.4 Annual Financial Statements

The Recipient shall provide the Minister with a copy of the Recipient's audited consolidated financial statements within four (4) months of the end of the Recipient's Fiscal Year.

2. FOLLOWING THE COMPLETION OF THE STATEMENT OF WORK

2.1 Repayment Forecasts

The Recipient will provide to the Minister a forecast of its expected Annual Repayments Due in the current government fiscal year (April to March), as defined in Schedule 3. Initial forecasts are to be provided in April and updated forecasts in August. In January forecasts are to be provided for the Recipient's previous fiscal year and for the upcoming fiscal year.

2.2 Annual Financial Statements

The Recipient shall provide the Minister with a copy of the Recipient's audited consolidated financial statements within four (4) months of the end of the Recipient's Fiscal Year. The statements will be used to determine Gross Business Revenues for the purposes of repayments. See Schedule 3 Section 2.3.

2.3 Site Visit(s)

Unless otherwise agreed to, the Parties shall meet at least once annually, at a mutually agreeable time to update progress against the Statement of Work and to review the results of the R&D project relative to planned outcomes and SADI performance goals.

At least two (2) weeks prior to the date set for the review meeting the Recipient shall provide the Minister with a written report including, but not limited to;

(a) a summary of the nature and extent of the commercialization efforts, including a description of the competition and the marketplace environment for the technology or service to which the Project relates.

(b) a summary of the progress of the Project related to the development and exploitation of new products, services and processes that have resulted from the research and development phase and the extent to which knowledge and benefits of the technology have transferred beyond the Recipient.

2.4 Annual Performance Report (APR)

On an annual basis, with the schedule to be determined by the Minister, the Recipient shall provide information to the Minister identifying the Project's achievement relative to the planned outcomes and benefits of the SADI program. Forms for collecting this information will be provided by ITO and may include, but are not limited to, the following: the amount of R&D investment leveraged; the number of patents, trademarks, industrial designs developed; new skills, knowledge & capabilities acquired; partnerships developed and agreements signed; the number and type of research and development personnel employed; results of partnerships; number of new products/services generated and/or adopted in new platforms; impacts on sustainable development; and the number of highly qualified jobs created and maintained.

The APR will also include an annual certification that the Recipient does not use unregistered lobbyists, is in compliance with the LRA, does not engage lobbyists on a Contingency Fee basis and that the Recipient is maintaining the required environmental protection measures in relation to the Project.

3. THROUGHOUT THE LIFE CYCLE OF THE PROJECT

The Recipient will participate annually in the preparation and updates of case studies to be undertaken by the Minister or his agents. The case studies will report on the outcomes of the Project and assist in communicating the value and performance of SADI at both the project and program level. Such case studies may be used to communicate publicly the results and benefits of SADI.

The Recipient may also be requested to participate in program evaluations, undertaken by the Minster or his agents, to asses the overall value and effectiveness of SADI.